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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-4 of Exelon Corporation of our report dated February 22, 2005, except for Note 22 and Note 26, as to which the date is May 11, 2005, relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of Exelon Corporation dated May 13, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
May 27, 2005